UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 02, 2024

REPAY HOLDINGS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38531	98-1496050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 West Paces Ferry Road Suite 200
Atlanta, Georgia		30305
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 404 504-7472

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RPAY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Indenture and Notes

On July 8, 2024, Repay Holdings Corporation (the “Company”) closed its private offering of $287.5 million aggregate principal amount of 2.875% Convertible Senior Notes due 2029 (the “Notes”), which amount includes the exercise in full of the $27.5 million principal amount option granted to the initial purchasers of the Notes (the “Convertible Senior Notes Offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The Notes bear interest at a fixed rate of 2.875% per year, payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2025. The Notes will mature on July 15, 2029, unless earlier repurchased, redeemed, or converted in accordance with their terms. The Notes are convertible at the option of the holders, under certain circumstances and during certain periods, into cash up to the aggregate principal amount of the Notes to be converted and cash, shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), or a combination of cash and shares of Common Stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted.

The net proceeds from the Convertible Senior Notes Offering were approximately $279.2 million, after deducting fees and estimated expenses payable by the Company. The Company used approximately$39.2 million of the net proceeds to pay the cost of the capped call transactions described below, approximately $200.0 million of the net proceeds and approximately $5.1 million of cash on hand to repurchase $220.0 million in aggregate principal amount of its outstanding 0.00% convertible senior notes due 2026 (the “2026 notes”) and approximately $40.0 million to repurchase approximately 3.9 million shares of Common Stock.

The Company issued the Notes pursuant to an indenture dated as of July 8, 2024 (the “Indenture”) by and between the Company and U.S. Bank Trust Company, National Association, as trustee.

Prior to the close of business on the business day immediately preceding April 15, 2029, the Notes are convertible at the option of the holders of the Notes only under certain conditions. On or after April 15, 2029, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the Notes may convert all or any portion of the Notes at their option at the conversion rate then in effect, irrespective of these conditions. The Company will settle conversions of the Notes by paying cash up to the aggregate principal amount of the Notes to be converted and cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted. The conversion rate will initially be 76.8182 shares of Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $13.02 per share of Common Stock). The conversion rate is subject to customary adjustments upon the occurrence of certain events. The Company may not redeem the Notes prior to July 20, 2027. The Company may redeem for cash all or part of the Notes, at its option, on or after July 20, 2027, under certain circumstances and only if certain liquidity conditions are satisfied, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (as defined in the Indenture).

If the Company undergoes a fundamental change (as defined in the Indenture), subject to certain conditions, holders of the Notes may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (as defined in the Indenture). In addition, if a “make-whole fundamental change” (as defined in the Indenture) occurs or if the Company sends a notice of redemption (as defined in the Indenture), the Company will be required in certain circumstances to increase the conversion rate for any Notes converted in connection with such make-whole fundamental change or notice of redemption by a specified number of shares of its Common Stock.

The Indenture provides for customary events of default, which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest; failure by the Company to comply with its conversion obligations upon exercise of a holder’s conversion right under the Indenture; breach of covenants or other agreements in the Indenture; defaults by the Company or any significant subsidiary (as defined in the Indenture) with respect to other indebtedness in excess of a threshold amount; failure by the Company or any significant subsidiary to pay final judgments in excess of a threshold amount; and the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any significant subsidiary. Generally, if an event of default occurs and is continuing under the Indenture, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount plus accrued and unpaid interest on the Notes to be immediately due and payable.

The Notes will be the Company’s senior unsecured obligations and will rank senior in right of payment to any indebtedness that is expressly subordinated to the Notes and will rank equally with all of its existing and future senior unsecured indebtedness that is not so subordinated, including the 2026 notes. The Notes will be effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including all amounts outstanding under the Company’s obligations under the Credit Agreement (as defined below), and structurally subordinated to all existing and future liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) of the Company’s existing and future subsidiaries, including obligations of certain of its subsidiaries under the Credit Agreement. As used herein, “Credit Agreement” refers to the amended and restated revolving credit agreement, dated as of February 3, 2021, by and among the Company, Hawk Parent Holdings LLC, the lenders from time to time party thereto, Truist Bank, as administrative agent and the other parties from time to time party thereto, as such Credit Agreement may be amended, restated, supplemented or otherwise modified through the date of filing of this Current Report on Form 8-K.

The foregoing description of the Indenture and the Notes above is qualified in its entirety by reference to the full text of the Indenture and the Form of Note, which are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item 1.01.

Capped Call Transactions

On July 2, 2024, in connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with certain of the initial purchasers or their respective affiliates and certain other financial institutions (the “Option Counterparties”). In addition, on July 5, 2024, in connection with the initial purchasers’ exercise in full of their option to purchase additional Notes, the Company entered into additional capped call transactions (the “Additional Capped Call Transactions,” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the Option Counterparties. The Company used approximately $39.2 million of the net proceeds from the Convertible Senior Notes Offering to pay the cost of the Capped Call Transactions. The Capped Call Transactions are expected generally to reduce the potential dilution to the Common Stock upon any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions will initially be $20.42 per share and is subject to certain adjustments under the terms of the Capped Call Transactions.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties, are not part of the terms of the Notes and will not change the holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The description of the Capped Call Transactions above is qualified in its entirety by reference to the full text of the form of the base capped call confirmation and the form of the additional capped call confirmation relating to the Capped Call Transactions, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On July 2, 2024, the Company announced the pricing of the Notes. A copy of the press release announcing the pricing of the Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On July 8, 2024, the Company announced the closing of the Convertible Senior Notes Offering. A copy of the press release announcing the closing of the Convertible Senior Notes Offering is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated July 8, 2024, by and between Repay Holdings Corporation and U.S. Bank Trust Company, National Association
4.2	Form of 2.875% Convertible Senior Note due 2029 (included in Exhibit 4.1)
10.1	Form of Base Capped Call Confirmation
10.2	Form of Additional Capped Call Confirmation
99.1	Press Release dated July 2, 2024
99.2	Press Release dated July 8, 2024
104	Cover page (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repay Holdings Corporation

Date:	July 8, 2024	By:	/s/ Tyler B. Dempsey
Tyler B. Dempsey General Counsel and Corporate Secretary